Exhibit 99.1

Caribou Biosciences Appoints Nancy Whiting, Pharm.D., to its Board of Directors

BERKELEY, CA – August 25, 2021– Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, announced today that it has appointed Nancy Whiting, Pharm.D., to its board of directors. Dr. Whiting brings over 17 years of biotechnology industry expertise in drug and portfolio development, as well as significant strategic leadership experience.

“I am delighted to welcome Nancy to our board of directors,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “She has significant experience in all phases of drug development and commercialization with particular expertise in oncology, which is highly relevant to Caribou as we advance our pipeline of chRDNA-edited allogeneic cell therapies for the potential treatment of a variety of hematologic malignancies and solid tumors.”

“I am excited by the prospects of Caribou’s differentiated genome-editing technology and its initial applications in off-the-shelf cell therapies that have the potential to broaden treatment options for cancer patients,” said Dr. Whiting. “I look forward to working with the Caribou team and other members of its board of directors to help build and grow the company as it develops its product candidates and brings these therapies to patients as expeditiously as possible.”

Dr. Whiting most recently served as executive vice president, Corporate Strategy, Alliances and Communication for Seagen Inc. (formerly Seattle Genetics). She held roles of increasing responsibility at the company in early- and late-stage clinical development and medical affairs, which included leading the development of all of Seagen’s late-stage assets, namely ADCETRIS, PADCEV, TUKYSA, tisotumab vedotin, and ladiratizumab vedotin. Prior to her tenure in the biopharmaceutical industry, she had a career in clinical pharmacy serving as a clinical oncology pharmacist at Seattle Cancer Care Alliance, and previously as the staff pharmacist for the Bone Marrow Transplant and Acute Leukemia department at Vancouver Hospital. She received a Pharm.D. degree from the University of Washington and a B.S. in Pharmacy from the University of British Columbia, Vancouver.

About Caribou’s Novel Next-Generation CRISPR Platform

CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Type II CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems occasionally edit unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed chRDNAs (pronounced “chardonnays”), RNA-DNA hybrid guides that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of the chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.

Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to transforming the lives of patients with devastating diseases by applying the company’s proprietary chRDNA technology toward the development of next-generation, genome-edited cell therapies. The company is developing a pipeline of genome-edited, off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of both hematologic malignancies and solid tumors against cell surface targets for which autologous CAR-T cell therapeutics have previously demonstrated clinical proof of concept, as well as additional emerging targets.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s pipeline of cell therapies, potential treatments, and expectations regarding its business. Management believes that these forward-looking statements are reasonable as and when made.  However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of current and future research and development programs, preclinical and clinical trials, as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its final prospectus filed on July 23, 2021. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

For more information about Caribou, visit www.cariboubio.com and follow the company @CaribouBio.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Caribou Biosciences, Inc. Media Contact:	Caribou Biosciences, Inc. Investor Relations Contact:
Greg Kelley	Elizabeth Wolffe, Ph.D., and Sylvia Wheeler
Ogilvy	Wheelhouse LSA
gregory.kelley@ogilvy.com	lwolffe@wheelhouselsa.com
617-461-4023	swheeler@wheelhouselsa.com